Exhibit 99.1

Company Contact:

Investor Contact:

Maureen Hart

Stephen Bassett

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Tel: +1 (978) 787 4266

Tel: +1 (978) 787 4000

Fax: +1 (978) 787 4275

Fax: +1 (978) 787 9133

Maureen.hart@axcelis.com

investor.relations@axcelis.com

AXCELIS ANNOUNCES WORKFORCE REDUCTION

Workforce Reduction Aimed at Reducing Operating Costs and Improving Financial Performance

BEVERLY, Mass., May 20, 2009  — Axcelis Technologies, Inc., (Nasdaq:ACLS) a leading supplier of ion implantation and cleaning systems, today announced a global workforce reduction of approximately 235, or 20% of its employees, since year end 2008.

The company had previously implemented a series of cost saving activities including furloughs, plant shutdowns and layoffs.  Given the severity of this downturn, these additional actions were required to better align operating costs with near term revenue expectations.  The reductions are estimated to yield savings of $25 million annually. As a result, Axcelis anticipates recording restructuring charges in the range of $5 million to $6 million during the second quarter of 2009.

Commenting on the company’s announcement, Chairman and CEO Mary Puma said, “This is a difficult, but necessary decision due to the continued weakness in the semiconductor industry. We are actively working on rigorous cost containment to reduce our operating expenses and cash outlay, while continuing to make strategic investments in our Optima implant and Integra RS cleaning product lines. These actions will ensure that we will be able to respond to customer demand when the market rebounds.”

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our estimations of the financial benefits of the restructuring are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the amount and timing of expenses associated with the restructuring, and the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.